Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-228148 and 333-228150) of Sirius International Insurance Group, Ltd. of our report dated February 25, 2021 relating to the financial statements, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 25, 2021